Exhibit 5.1

postal address	P.O. Box 71170 1008 BD AMSTERDAM P.O. Box 2888 3000 CW ROTTERDAM
office address	Parnassusweg 300 1081 LC AMSTERDAM Blaak 31 3011 GA ROTTERDAM The Netherlands
internet	www.loyensloeff.com

To:

The Company

re	Dutch law legal opinion – JBS N.V.
reference	57665659
date	15 August 2025

1	INTRODUCTION

We have acted as special counsel on certain matters of Dutch law to the Company in connection with the Registration Statement.

2	DEFINITIONS

2.1	Capitalised terms used but not defined herein are used as defined in the Schedules to this opinion letter.

2.2	In this opinion letter:

Company means JBS N.V., registered with the Trade Register under number 76063305.

Class A Common Shares means class A common shares in the capital of the Company.

Issuance Documents means the Shareholder’s Resolution and the Deed of Issuance.

Registered Shares means the 24,426,479 Class A Common Shares numbered A-572,981,487 up to and including A-597,407,965.

Registration means the registration of the Registered Shares with the SEC under the Securities Act.

Registration Statement means the registration statement on form S-8 in relation to the Registration filed or to be filed with the SEC on or about the date of this opinion letter in the form reviewed by us (excluding any documents incorporated by reference in it and any exhibits to it).

Reviewed Documents means the documents listed in Schedule 1 of this opinion letter.

The public limited liability company Loyens & Loeff N.V. is established in Rotterdam and is registered with the trade register of the Chamber of Commerce in the Netherlands under number 24370566.

amsterdam	●	brussels	●	london	●	luxembourg		●
new york	●	paris	●	rotterdam	●	tokyo	●	zurich

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SEC means the U.S. Securities and Exchange Commission.

Trade Register means the trade register of the Chamber of Commerce in the Netherlands.

U.S. Securities Act means the U.S. Securities Act of 1933, as amended.

3	SCOPE OF INQUIRY

3.1	For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the executed Reviewed Documents and the other documents listed in Schedule 1 (Reviewed documents).

3.2	We have not reviewed and express no opinion on any document incorporated by reference or referred to in the Reviewed Documents other than the documents referred to in paragraph 3.1.

3.3	We have undertaken the following checks (the Checks) at the date of this opinion letter:

(a)	an inquiry at the Trade Register, confirming that no relevant changes were registered compared to the contents of the Excerpt; and

(b)	an inquiry at the Central Insolvency Register (Centraal Insolventieregister) confirming that the Company is not listed with the Central Insolvency Register and not listed on the EU Registrations list with the Central Insolvency Register.

4	NATURE OF OPINION

4.1	We only express an opinion on matters of Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in force on the date of this opinion letter, excluding unpublished case law, all as interpreted by Dutch courts and the European Court of Justice. We do not express an opinion on tax law, competition law, sanction laws, equal treatment of shareholders and financial assistance. The terms “the Netherlands” and “Dutch” in this opinion letter refer solely to the European part of the Kingdom of the Netherlands.

4.2	Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Reviewed Documents and on any representations, warranties or other information included in the Reviewed Documents and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter.

4.3	In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law a term may have a different meaning than for the purpose of other areas of Dutch law.

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4.4	This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands.

4.5	This opinion letter is issued by Loyens & Loeff N.V. and may only be relied upon under the express condition that any liability of Loyens & Loeff N.V. is limited to the amount paid out under its professional liability insurance policies. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever.

5	OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 2 (Assumptions) and the qualifications set out in Schedule 3 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter.

5.1	Corporate status

The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) under Dutch law and is validly existing as a naamloze vennootschap (public limited liability company) under Dutch law.

5.2	Share capital

The Registered Shares have been duly authorised and validly issued, and are fully paid and non-assessable.

6	ADDRESSEES

6.1	This opinion letter is an exhibit to the Registration Statement and may be relied upon solely for the purpose of the registration of the Registration Statement in accordance with the Securities Act. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the registration with the SEC.

6.2	We consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are a person whose consent is required under the Securities Act or any rules and regulations promulgated by the SEC.

Yours faithfully,
Loyens & Loeff N.V.

/s/ Loyens & Loeff

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Schedule 1

REVIEWED DOCUMENTS

1	ORGANISATIONAL DOCUMENTS

1.1	Excerpts

An excerpt of the registration of the Company in the Trade Register dated 15 August 2025 (Excerpt).

1.2	Constitutional documents

1.2.1	The deed of incorporation of the Company dated 9 October 2019.

1.2.2	The deed of amendment of the articles of association of the Company dated 3 February 2020.

1.2.3	The deed of amendment of the articles of association of the Company dated 17 November 2022 (Deed of Amendment).

1.2.4	The deed of conversion and amendment of the Company’s articles of association dated 24 May 2025 (Deed of Conversion), pursuant to which the Company was converted into a Dutch law public company with limited liability (naamloze vennootschap), including the articles of association (statuten) of the Company on the date of this opinion letter (Articles).

1.3	Shareholders’ resolution

The resolution of the general meeting of the Company dated 15 February 2023 (Shareholder’s Resolution), including, inter alia, the resolution to (i) issue 624,500,000 Class A Common Shares, numbered A-1 up to and including A-624,500,000 (Issuance Class A Common Shares) and (ii) exclude the pre-emptive rights with respect to such issuance of shares.

1.4	Deed of Issuance

The deed of issuance dated 20 February 2023 (Deed of Issuance), providing for the issuance of the Issuance Class A Common Shares.

1.5	Shareholders’ register

The shareholders’ register (aandeelhoudersregister) of the Company (Shareholders’ Register).

2	MISCELLANEOUS

2.1	Registration statement

The Registration Statement.

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Schedule 2

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1	Documents

1.1	All original documents are authentic, all signatures (whether handwritten or electronic) are genuine and were inserted or agreed to be inserted by the relevant individual, and all copies conform to the originals.

1.2	All documents and the legal acts contained therein are accurate, complete, unmodified and not terminated (unless modified by any other document reviewed for the purposes of this opinion letter).

2	Incorporation, existence and corporate power

2.1	The Articles are the articles of association (statuten) of the Company in force on the date of this opinion letter (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpt).

2.2	The articles of association (statuten) as included in the Deed of Amendment were the articles of association (statuten) of the Company in force on the date of the Shareholders’ Resolution and the Deed of Issuance.

2.3	The Company has not been dissolved, merged involving the Company as disappearing entity, demerged, converted (other than pursuant to the Deed of Conversion), terminated, granted a suspension of payments, declared bankrupt, subjected to any other insolvency proceedings or prohibited within the meaning of Section 2:20 (4) of the Dutch Civil Code (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Checks and the Excerpt).

3	Corporate authorisations

3.1	The Shareholder’s Resolution (a) correctly reflects the resolutions made by the general meeting of the Company in respect of the transactions contemplated by the Deed of Issuance, (b) has been made with due observance of the articles of association (statuten) of the Company and any applicable regulations in effect on the date of the Shareholder’s Resolution and (c) will remain in full force and effect without modification.

3.2	The Company has not established, not been requested to establish, nor is in the process of establishing any works council (ondernemingsraad) and there is no works council, which has jurisdiction over the transactions contemplated by the Issuance Documents.

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4	Other parties

4.1	Each of the parties to which the Registered Shares have been issued, is validly existing under the laws by which it is purported to be governed on the date of the Deed of Issuance.

4.2	Each party to the Deed of Issuance, other than the Company, has all requisite power and capacity (corporate and otherwise) to execute, and to perform its obligations under the Deed of Issuance and the Deed of Issuance has been duly authorised, executed and delivered by or on behalf of the parties thereto other than the Company.

5	Execution

5.1	Each of the parties to which the Registered Shares have been issued, is validly existing under the laws by which it is purported to be governed on the date of the Deed of Issuance.

5.2	Each party to the Deed of Issuance, other than the Company, has all requisite power and capacity (corporate and otherwise) to execute, and to perform its obligations under the Deed of Issuance and the Deed of Issuance has been duly authorised, executed and delivered by or on behalf of the parties thereto other than the Company.

6	Share capital

6.1	The Registered Shares have been duly accepted by the subscriber thereof.

6.2	All steps for payment in respect of the Registered Shares have been fulfilled.

6.3	The Registered Shares are held by the Company or a subsidiary of the Company as referred to in Section 2:24a of the Dutch Civil Code and the Registered Shares have not been cancelled (ingetrokken), reduced (afgestempeld), split, or combined.

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Schedule 3

Qualifications

The opinions in this opinion letter are subject to the following qualifications:

1	Insolvency

The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy, suspension of payments, statutory composition proceeding, any intervention, recovery or resolution measure, other insolvency proceedings and fraudulent conveyance (actio Pauliana) and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

2	Accuracy of information

2.1	A Trade Register excerpt does not provide conclusive evidence that the facts set out therein are correct and complete. However, subject to limited exceptions, a company cannot invoke the incorrectness or incompleteness of its trade register registration against third parties who were unaware thereof.

2.2	The Shareholders’ Register does not provide conclusive evidence that the facts set out therein are correct and complete. However, the management board of a Dutch private or public limited liability company is obliged to regularly update the shareholders’ register.

2.3	The outcome of the Checks does not constitute conclusive evidence that a Dutch entity has not been declared bankrupt or has not been granted a suspension of payments as a proper registration of a bankruptcy judgment is not a condition for the bankruptcy judgment to be effective. In addition, a bankruptcy judgment and the granting of a suspension of payments (if not in relation to a Dutch financial institution) is retroactive to 0.00 hours on the day on which such bankruptcy is declared or suspension of payment has been granted.

3	Non-assessable

The term “non-assessable” as used in this opinion letter means that a holder of a share in the capital of the Company will not by mere reason of being such a holder be subject to calls by the Company or its creditors for any further payment on such share.

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